Exhibit 10.2

CONSULTING AGREEMENT

The Undersigned:

1                              POLYMER GROUP, INC, a public company, organised under the laws of the State of Delaware, United States of America, having its principle office at 4055 Faber Place Drive, Suite 201, North Charleston, South Carolina 29405, United States of America, hereafter to be referred to as: the “Company”, for this matter duly represented by James Schaeffer, its Chief Executive Officer.

and

2                              MR R. ALTDORF, domiciled at Kleve (4190), Germany, at the Hirschpfuhl 20, hereafter to be referred to as: “the Consultant”.

Hereafter together to be referred to as: “the Parties”

WHEREAS:

•                              the Company is in need of the services of a consultant;

•                              the Consultant is able and agrees to render such services to the Company, for which purposes he will make himself available to the Company;

•                              the Parties vis-à-vis do not intend de jure nor de facto to conclude or create an employment relationship between the Company and the Consultant;

HAVE AGREED AS FOLLOWS:

Section 1: Assignment

1.1                     This consulting agreement (“the Consulting Agreement”) will enter into effect on July 1, 2006 and will be concluded for three years. The Consulting Agreement will therefore end automatically on June 30, 2009, without any notice being required. The Consulting Agreement may be extended for subsequent one year periods by mutual agreement.

1.2                     The Consultant will offer strategic and other advice on a general as-needed basis and with regard to special projects. The specific content of his function and duties for each special project will be discussed and mutually agreed in all reasonableness.

1.3                     The Consultant will ensure the Company that he will perform his tasks and duties to the best of his abilities and in accordance with the Company’s requirements and the applicable law.

1.4                     The Consultant will make himself available for the above-mentioned assignment for 150 days during the three year period mentioned under 1.1. The Company will strive to engage the Consultant in a similar number of days per year.  One day shall equal 8 hours of work during a 24 hour day.  To the extent Consultant works less than 8 hours during a 24 hour day, Consultant will aggregate his time over multiple days until 8 hours (i.e., 1 day) have been achieved.  To the extent Consultant works more than 8 hours during a 24 hour day, Consultant will aggregate such additional time until another 8 hours (i.e., 1 day) has been achieved.  For avoidance of doubt, it is possible for Consultant to receive credit for up to 3 days of work in a 24 hour day (i.e., 3 x 8 = 24).  The Consultant shall submit a record of his time to the Company no less than each calendar quarter during the term.

Section 2: Termination

2.1                     This agreement cannot be terminated before June 30, 2009, unless provided for in this agreement.

2.2                     Notwithstanding the above, the Company can terminate, by written notification, the Consulting Agreement with immediate effect without the obligation to pay any form of compensation, in the event the Consultant:

-                                files for bankruptcy or is declared bankrupt;

-                                applies for suspension of payment by a court’s decision and/or in the event that such suspension of payment is granted;

-                                is in material default or negligence in the performance of the obligations of this agreement.

-                                is guilty of embezzlement;

-                                is guilty of misappropriation of corporate funds or other material acts of dishonesty;

-                                is engaged in any activity of that could harm the business or reputation of the Company;

-                                violates any statutory, material, contractual or legal duty or obligation to the Company.

2.3                     Notwithstanding the above, the Consultant can terminate, by written notification, the Consulting Agreement with immediate effect in case the Company:

-                                files for bankruptcy or is declared bankrupt;

-                                applies for suspension of payment by a court’s decision and/or in the event that such suspension of payment is granted;

-                                is in material default or negligence in the performance of the obligations of this agreement.

In case of such a termination, the Company agrees to pay Consultant within 10 days the remaining fixed monthly fee due from the date of termination to the end of the contract term.

Section 3: Fee and expenses

3.1                     In consideration for the consultancy services rendered by the Consultant to the Company the latter will pay the former a fixed monthly fee of € 5,312.50, excluding VAT.  For every day the 150 day maximum as mentioned under 1.4 is exceeded, the Company will pay the Consultant a fixed daily fee of € 1,275, excluding VAT. No fees are due from the date the Consultant has not been able, for whatever reason (e.g. illness or disability), to perform his work under this Consulting Agreement for a period of 30 days; provided, every reasonable effort will be made to allow Consultant to make up any time missed.

3.2                     The Company shall reimburse the reasonable and pre-approved travel and out-of-pocket expenses incurred by the Consultant in the performance of his consulting activities. Travel will be done in accordance with the Company’s policies as they exist from time-to-time and as they apply to vice presidents of the Company.

3.3                     The Consultant shall invoice the Company every month. The Company shall pay these invoices within 10 days after the invoice date. This invoice has to be faxed to the attention of the CEO of the Company.

Section 4: Confidentiality and disclosure

4.1                     The Consultant must at all times both during and after the term of this consultancy agreement observe secrecy with respect to the terms and conditions of the Consulting Agreement and with respect to all matters coming to the knowledge of the Consultant during the performance of his consulting activities as well as with respect to all trade secrets and confidential information of the Company or its affiliates or received by the Company, unless such matters are of nature requiring legal communication required to third parties and prior reasonable notice of such disclosure is given to the Company.

4.2                     It is prohibited for the Consultant to have books, correspondence, notes, drawings, calculations, and other documents of which the confidential character can be assumed or copies or drawings thereof, and that belong to the Company, to have in his private possession, or to show to third parties or to put at the disposal without prior written approval of the Company.

4.3                     All such correspondence, notes, drawings, calculations etc. even if they are put at the disposal of the Consultant or were personally addressed and sent to the Consultant, have to be returned at first request or at the termination of the Consulting Agreement, together with all other Company property that the Consultant possesses or controls.

Section 5: Non-competition

Without the prior written consent of the Company, the Consultant will not during the duration of the Consulting Agreement and during a period of one year after termination of the Consulting Agreement, work directly or indirectly with or for a company or group or individual(s), that wholly or partially are engaged in the same business as the Company and/or its affiliated companies, wherever in the world.

Section 6: Non-solicitation

The consultant will not during the duration of the Consulting Agreement and during a period of one year after the termination of the Consulting Agreement without the prior written consent of the Company, either alone or jointly with others, or as employee, advisor, manager, consultant or agent of any person or entity, directly or indirectly, solicit the employment of any person who is, or has at any time during the two years preceding the termination date been, an employee, vendor or customer of the Company and/or any of its affiliated companies.

Section 7: Intellectual and industrial property rights

7.1                     All Intellectual and Industrial property rights resulting from the consulting activities carried out by the Consultant pursuant to the Consulting Agreement shall become and remain the property of the Company. Insofar as the Intellectual and Industrial property rights are not vested in the Company by operation of law, the Consultant herewith transfers to the Company all Intellectual and Industrial property rights resulting from his consulting activities. The Consultant waives his moral rights to which the may be entitled.

7.2                     The Company warrants that the fee mentioned under section 3 includes reasonable compensation for the fact that Intellectual and Industrial property rights will vest in the Company and that Consultant will not be entitled to any further compensation.

Section 8: Miscellaneous

8.1                     The Consultant will hold the Company harmless from any possible claim with respect to the existence of an employment agreement, in the event this agreement will be considered as such by any relevant government, public authority or court.

8.2                     No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

8.3                     This agreement is not assignable by Consultant without the express written consent of the Company, which consent may be withheld in its sole discretion.  This agreement is freely assignable by the Company to any affiliated entity.  This agreement is binding on each party’s successors and permitted assignees.

8.4                     This agreement contains the entire understanding between the Company and the Consultant and therefore supersedes any previous (oral and written) agreements.

8.5                     This agreement shall be exclusively governed by and shall be interpreted by the laws of the State of Delaware, United States of America.

8.6                     If any stipulation or paragraph of the Consulting Agreement will be declared null and void, this will not affect the validity of the rest of the agreement. The Company and The Consultant will consult with each other regarding the stipulations, which are not valid in order to agree upon a new stipulation that corresponds as much as possible with the essence of the original stipulation.

Thus agreed and signed in duplicate, each party acknowledging having received one copy, on the 8th day of May, 2006.

/s/	/s/

James Schaeffer	Mr Rolf Altdorf

On behalf of Polymer Group, Inc.